Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Dawn Benchelt, Investor Relations Director	Matthew Tramel, Media Relations Director
(630) 218-7364	(630) 218-8000 x4896
benchelt@inlandrealestate.com	tramel@inlandgroup.com

Inland Real Estate Corporation

Reports Financial Results for Second Quarter 2008

OAK BROOK, IL (August 5, 2008) – Inland Real Estate Corporation (NYSE: IRC) today announced financial and operational results for the second quarter ended June 30, 2008.

Quarter and Recent Highlights

•

Funds from Operations (FFO) of $23.8 million or $0.36 per share (basic and diluted) for second quarter 2008, representing increases of 3.8 percent and 2.9 percent, respectively, over second quarter 2007

•

Second quarter total revenue increased 4.6 percent to $47.7 million and joint venture fee income increased 201.7 percent to $1.4 million, year-over-year

•

Same store net operating income up 3.2 percent and 1.3 percent for the three and six-month periods, respectively

•

Total of 68 leases executed for rental of 334,195 aggregate square feet; second quarter average base rents for new and renewal leases up 14.9 percent and 12.6 percent, respectively, over expiring rates

•

Five properties, four Bank of America office buildings and University of Phoenix building acquired through the asset management joint venture with Inland Real Estate Exchange Corporation (IREX)

Financial Results

The Company reported that FFO, a widely accepted measure of performance for real estate investment trusts (REITs), for the three months ended June 30, 2008, was $23.8 million, an increase of 3.8 percent or approximately $0.9 million, compared to $23.0 million for the three months ended June 30, 2007.  On a per share basis, FFO was $0.36 (basic and diluted) for the three months ended June 30, 2008, an increase of $0.01 or 2.9 percent compared to the three months ended June 30, 2007.  The increases in FFO and FFO per share for the quarter were primarily due to a deferred partnership gain of $3.2 million recognized upon repayment of the related mortgage receivable.  Also contributing was an increase in fee income related to the IREX joint venture, greater gains on the sale of certain investment securities compared to the second quarter 2007, plus an increase in same store net operating income.  These gains were partially offset by the recording of a non-cash charge of $2.5 million related to a decline in value of certain investment securities which were determined to be other than temporary during the period, and to a $0.7 million impairment recorded to adjust the book value of a consolidated property currently under contract for sale.

The Company reported that net income was $10.0 million for the three months ended June 30, 2008, a decrease of 6.8 percent compared to net income of $10.7 million for the three months ended June 30, 2007.  On a per share basis, net income was $0.15 per share (basic and diluted) for the three months ended June 30, 2008, a decrease of 6.3 percent compared to $0.16 per share (basic and diluted) for the three months ended June 30, 2007.  Second quarter net income and net income per share decreased primarily due to the aforementioned items as well as greater depreciation expense, primarily resulting from the write-off of tenant improvements related to vacancies.

FFO decreased $0.4 million or 0.9 percent to $46.7 million for the six months ended June 30, 2008.  On a per share basis, FFO decreased by 1.4 percent or $0.01 to $0.71 from $0.72 for the same year ago period.

Net income was $20.4 million for the six months ended June 30, 2008, a decrease of $2.0 million or

8.9 percent compared to net income of $22.4 million for the six months ended June 30, 2007.  Net income per share was $0.31 (basic and diluted) for the six months ended June 30, 2008, a decrease of $0.03 or

8.8 percent from the prior year period.

The decreases in FFO and FFO per share and net income and net income per share for the six-month period are primarily due to the aforementioned items and greater gains from sales of vacant land parcels through our unconsolidated joint ventures in the prior year same period.

A reconciliation of FFO to net income and FFO per share to net income per share is provided at the end of this release.

“I am pleased to report FFO growth of 3.8 percent for the quarter, notwithstanding a difficult market environment that has impacted certain near term operations,” said Mark Zalatoris, Inland Real Estate Corporation’s president and chief executive officer. “We enjoyed successful leasing results, due to the in-demand locations of our properties, which resulted in an increase of more than 3 percent in same store net operating income this quarter.  As well, our joint venture initiatives generated $2.4 million in fee income in the first half of the fiscal year, an increase of more than 116 percent over the same period last year.”  Mr. Zalatoris added, “We believe a resilient platform of well-located value and necessity-based retail assets in stable Midwest markets, combined with controlled growth initiatives, will sustain and benefit the Company over the long term.”

Portfolio Performance
For the quarter, total revenues increased $2.1 million or 4.6 percent to $47.7 million from $45.6 million in the second quarter 2007. Total revenues for the six months ended June 30, 2008, increased $4.4 million or 4.8 percent to $97.8 million from $93.3 million in the same period prior year.  The increases in revenues for the three and six-month periods ended June 30, 2008, were primarily the result of increased fee income from unconsolidated joint ventures and increased tenant recovery income due to a larger amount of recoverable expense compared to the same periods prior year.

The Company evaluates its overall portfolio by analyzing the operating performance of properties that have been owned and operated for the same three and six month periods during each year.  A total of 126 of the Company’s investment properties satisfied this criterion during these periods and are referred to as “same store” properties.  Same store net operating income (excluding the impact of straight-line and intangible lease rent) for the quarter was $31.5 million, an increase of $1.0 million or 3.2 percent compared to

$30.5 million in the second quarter 2007.  For the six months ended June 30, 2008, same store net operating income increased $0.8 million or 1.3 percent to $61.8 million from $61.0 million in the same period prior year.  The three and six month increases in same store net operating income were primarily due to lease termination income of approximately $1.1 million recorded during the quarter, as well as ongoing leasing gains and a decrease in non-reimbursable tenant-related expenses from the comparable periods prior year.  These items were partially offset by the impact on revenue of certain previously disclosed big-box vacancies.  Adjusted for the impact of lease termination income in the quarter, same store net operating income would have been essentially flat compared to the same periods prior year.

As of June 30, 2008, financial occupancy for the Company’s same store portfolio was 93.1 percent, compared to 94.3 percent as of March 31, 2008, and 93.9 percent as of June 30, 2007.

Leasing
The Company reported consistently strong leasing activity across its portfolio during the quarter.  For the three months ended June 30, 2008, the Company executed a total of 68 leases aggregating 334,195 square feet of gross leasable area (GLA).  This included 15 new leases comprising 99,857 square feet with an average rental rate of $10.17 per square foot, representing a 14.9 percent increase over the average expiring rate.  The 50 renewal leases comprise 230,200 square feet with an average rental rate of $12.90 per square foot, representing a 12.6 percent increase over the average expiring rate.  The 3 non-comparable leases, consisting of new, previously unleased space, comprise 4,138 square feet with an average base rent of $24.17.  As of June 30, 2008, the Company’s total portfolio was 93.6 percent leased, compared to 95.2 percent leased as of March 31, 2008, and 95.7 percent leased as of June 30, 2007.  Financial occupancy for the entire portfolio was 93.6 percent as of June 30, 2008, compared to 94.8 percent as of March 31, 2008, and 94.8 percent as of June 30, 2007.  The decrease in leased and financial occupancy can be attributed in most part to the vacancies created by the Wickes Furniture bankruptcy.

EBITDA, Balance Sheet, Market Value and Liquidity
Earnings before interest, taxes, depreciation and amortization (EBITDA) was $36.8 million for the quarter, a decrease of 1.4 percent compared to $37.3 million for the second quarter 2007.  For the six-month period ended June 30, 2008, EBITDA was $73.3 million, a decrease of 1.1 percent from $74.2 million in the prior year same period.  A definition and reconciliation of EBITDA to income from continuing operations is provided at the end of this news release.

EBITDA coverage of interest expense was 2.8 times for the three months ended June 30, 2008, compared to 2.7 times reported in the prior quarter and the 2.6 times reported for the second quarter 2007.  The Company has provided EBITDA and related non-GAAP coverage ratios as supplemental disclosure because the Company believes such disclosure provides useful information regarding its ability to service and incur debt.

As of June 30, 2008, the Company had an equity market capitalization of approximately $952.4 million and $1.0 billion of total debt outstanding (including the pro-rata share of debt in unconsolidated joint ventures) for a total market capitalization of approximately $2.0 billion and a debt-to-total market capitalization of 51.7 percent.  Including the convertible notes, 82.8 percent of this debt was fixed at a weighted average interest rate of 5.06 percent.

During the quarter the Company renewed its three-year $150.0 million unsecured line of credit, and negotiated an increase to $155.0 million, with an expanded lending group comprised of KeyBank, Wachovia, Bank of America, Wells Fargo and Bank of Montreal.  As of June 30 2008, the Company had $85.0 million outstanding on its unsecured line of credit, with up to $70.0 million available. The Company uses this for acquisitions, capital improvements, tenant improvements, leasing costs and working capital.

Acquisitions
During the quarter the Company acquired through its joint venture with IREX an 18,018 square-foot, single-tenant office property in Merrillville, IN, for $5.6 million. The office building is currently leased to the University of Phoenix, Inc., a wholly-owned subsidiary of the Apollo Group, Inc.

Subsequent to the end of the quarter, the Company contributed approximately $60.8 million in cash to the IREX joint venture to acquire four office buildings in sale-leaseback transactions from Bank of America, N.A., for an aggregate purchase price of $152.6 million, including approximately $90.0 million of mortgage debt.  The buildings in Pennsylvania, Nevada, Maryland and New Mexico comprise a total of approximately 840,000 square feet of space and are 100 percent leased by Bank of America.

Dispositions

The Company sold Wilson Plaza, an 11,160 square foot neighborhood shopping center in Batavia, IL, for approximately $1.7 million during the quarter.  Proceeds from this disposition were used to pay down debt and for general corporate purposes.

Joint Venture Activity

During the quarter the Company contributed to its joint venture with IREX, Fox Run Square, a 143,512 square foot neighborhood shopping center in Naperville, IL, anchored by Dominick’s Finer Foods and Ace Hardware that was acquired in January 2008.  In addition, in July the Company closed the sales of three office properties acquired in sale-leaseback transactions with AT&T Services and the Greenfield Commons shopping center to 1031 exchange investors.  As of mid-July, all properties acquired through the IREX joint venture in 2007 have been sold.  The Company has recovered, through sales to 1031 exchange investors, the capital originally invested to acquire the properties and has recycled that capital into additional IREX joint venture acquisitions.

During the quarter the Company sold for $2.4 million 4.7 acres of land at the North Aurora Towne Centre development in North Aurora, IL, to Ashley Furniture for the development of a 50,000 square foot furniture store.  Subsequent to the end of the quarter, the Company sold for $1.2 million 1.2 acres of land at the Orchard Crossing development in Ft. Wayne, IN, to Arby’s for construction of a 3,500 square foot restaurant.

Dividends
In May, June and July 2008, the Company paid monthly cash dividends to stockholders of $0.08167 per common share.  The Company currently pays annual dividends at the rate of $0.98 per share. The July dividend is the 153rd consecutive monthly dividend paid by Inland Real Estate Corporation to stockholders.

Guidance

The Company reiterates original guidance that FFO per common share (basic and diluted) for fiscal year 2008 will be in the range of $1.46 to $1.49.

Conference Call/Webcast
The Company will host a management conference call to discuss its financial results on Tuesday,

August 5, 2008 at 2:00 p.m. CT (3:00 p.m. ET).  Hosting the conference call for the Company will be Mark Zalatoris, President and Chief Executive Officer; Brett Brown, Chief Financial Officer, and Scott Carr, President of Property Management. The live conference call can be accessed by dialing 1-800-860-2442 or 1-412-858-4600 for international callers.  The conference call also will be available via live webcast on the Company’s website at www.inlandrealestate.com.  The conference call will be recorded and available for replay beginning at 4:00 p.m. CT (5:00 p.m. ET) on August 5, 2008, until 8:00 a.m. CT (9:00 a.m. ET) on August 13, 2008.  Interested parties can access the replay of the conference call by dialing 1-877-344-7529 or 1-412-317-0088 for international callers, and entering the replay passcode 421300#.  An online playback of the webcast will be archived for at least 60 days in the investor relations section of the Company’s website.

About Inland Real Estate Corporation
Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust (REIT) that currently owns interests in 146 neighborhood, community, power, and lifestyle retail centers and single tenant properties located primarily in the Midwestern United States, with aggregate leasable space of more than 14 million square feet.  Additional information on Inland Real Estate Corporation, including a copy of the Company’s supplemental financial information for the three and six months ended June 30, 2008, is available at www.inlandrealestate.com.

This press release contains forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements.  Please refer to the documents filed by Inland Real Estate Corporation with the SEC, specifically  the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for a more complete discussion of these risks and uncertainties.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

INLAND REAL ESTATE CORPORATION
Consolidated Balance Sheets
June 30, 2008 and December 31, 2007
(In thousands except per share data)

	June 30, 2008 (unaudited)	December 31, 2007
Assets:

Investment properties:
Land	$349,974	347,804
Construction in progress	2,913	1,573
Building and improvements	936,895	970,231

	1,289,782	1,319,608
Less accumulated depreciation	263,001	250,433

Net investment properties	1,026,781	1,069,175

Cash and cash equivalents	16,706	18,378
Investment in securities	17,397	18,074
Accounts and mortgage receivable	49,486	63,986
Investment in and advances to unconsolidated joint ventures	97,833	103,952
Acquired lease intangibles, net	22,560	27,409
Deferred costs, net	9,632	9,592
Other assets	9,317	10,753

Total assets	$1,249,712	1,321,319

Liabilities:

Accounts payable and accrued expenses	$34,146	35,590
Acquired below market lease intangibles, net	3,201	3,429
Distributions payable	5,394	5,363
Mortgages payable	562,830	606,680
Line of credit	85,000	100,000
Convertible notes	180,000	180,000
Other liabilities	17,982	24,404

Total liabilities	888,553	955,466

Commitments and contingencies

Minority interest	2,337	2,494

Stockholders' Equity:

Preferred stock, $0.01 par value, 6,000 Shares authorized; none issued and no change outstanding at June 30, 2008 and December 31, 2007	-	-
Common stock, $0.01 par value, 500,000 Shares authorized; 66,047 and 65,669 Shares issued and outstanding at June 30, 2008 and December 31 2007, respectively	661	657
Additional paid-in capital (net of offering costs of $58,816)	620,959	615,298
Accumulated distributions in excess of net income	(260,150)	(248,262)
Accumulated other comprehensive loss	(2,648)	(4,334)

Total stockholders' equity	358,822	363,359

Total liabilities and stockholders' equity	$1,249,712	1,321,319

INLAND REAL ESTATE CORPORATION
Consolidated Statements of Operations
For the three and six months ended June 30, 2008 and 2007 (unaudited)
(In thousands except per share data)

	Three months ended June 30, 2008	Three months ended June 30, 2007	Six months ended June 30, 2008	Six months ended June 30, 2007
Revenues:
Rental income	$32,430	33,354	65,562	64,989
Tenant recoveries	12,355	10,657	27,789	25,385
Other property income	1,495	1,118	1,985	1,839
Fee income from unconsolidated joint ventures	1,433	475	2,449	1,131
Total revenues	47,713	45,604	97,785	93,344

Expenses:
Property operating expenses	6,051	4,962	15,225	12,865
Real estate tax expense	8,225	7,841	16,625	15,942
Depreciation and amortization	11,866	10,950	22,678	20,919
Provision for asset impairment	666	-	666	-
General and administrative expenses	3,538	3,040	6,591	6,364
Total expenses	30,346	26,793	61,785	56,090

Operating income	17,367	18,811	36,000	37,254

Other income (expense)	(270)	1,310	1,084	2,540
Gain on sale of joint venture interest	3,321	307	3,975	2,229
Gain on extinguishment of debt	-	319	-	319
Interest expense	(10,869)	(12,357)	(22,609)	(23,761)
Minority interest	(103)	(111)	(216)	(219)
Income before equity in earnings of unconsolidated joint ventures, income tax expense of taxable REIT subsidiary and discontinued operations	9,446	8,279	18,234	18,362

Income tax benefit (expense) of taxable REIT subsidiary	(163)	10	(406)	(424)
Equity in earning of unconsolidated joint ventures	389	1,010	1,352	2,943
Income from continuing operations	9,672	9,299	19,180	20,881
Income from discontinued operations	303	1,406	1,223	1,517

Net income available to common stockholders	9,975	10,705	20,403	22,398

Other comprehensive income:
Unrealized gain (loss) on investment securities	1,146	127	1,707	(285)
Unrealized gain (loss) on derivative instruments	367	-	(21)	-
Comprehensive income	$11,488	10,832	22,089	22,113

Basic and diluted earnings available to common shares per weighted average common share:

Income from continuing operations	$0.15	0.14	0.29	0.32
Discontinued operations	-	0.02	0.02	0.02
Net income available to common stockholders per weighted average common share – basic and diluted	$0.15	0.16	0.31	0.34

Weighted average number of common shares outstanding – basic	65,929	65,178	65,839	65,109
Weighted average number of common shares outstanding – diluted	65,989	65,248	65,899	65,179

Non-GAAP Financial Measures

We consider FFO a widely accepted and appropriate measure of performance for a REIT.  FFO provides a supplemental measure to compare our performance and operations to other REITs.  Due to certain unique operating characteristics of real estate companies, NAREIT has promulgated a standard known as FFO, which it believes more accurately reflects the operating performance of a REIT such as ours.  As defined by NAREIT, FFO means net income computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of operating property, plus depreciation and amortization and after adjustments for unconsolidated partnership and joint ventures in which the REIT holds an interest.  We have adopted the NAREIT definition for computing FFO.  Management uses the calculation of FFO for several reasons.  We use FFO in conjunction with our acquisition policy to determine investment capitalization strategy and we also use FFO to compare our performance to that of other REITs in our peer group.  Additionally, FFO is used in certain employment agreements to determine incentives payable by us to certain executives, based on our performance.  The calculation of FFO may vary from entity to entity since capitalization and expense policies tend to vary from entity to entity.  Items that are capitalized do not impact FFO whereas items that are expensed reduce FFO.  Consequently, our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs.  FFO does not represent cash flows from operations as defined by U.S. GAAP, it is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as an alternative to net income, as determined in accordance with U.S. GAAP, for purposes of evaluating our operating performance.  The following table reflects our FFO for the periods presented, reconciled to net income available to common stockholders for these periods:

	Three months ended June 30, 2008	Three months ended June 30, 2007	Six months ended June 30, 2008	Six months ended June 30, 2007

Net income available to common stockholders	$9,975	10,705	20,404	22,398
Gain on sale of investment properties, net of minority interest	(517)	(1,223)	(1,348)	(1,223)
Equity in depreciation of unconsolidated joint ventures	2,582	2,490	5,124	4,952
Amortization on in-place lease intangibles	753	946	1,612	1,644
Amortization on leasing commissions	312	194	507	362
Depreciation, net of minority interest	10,719	9,845	20,435	19,020

Funds From Operations	$23,824	22,957	46,734	47,153

Net income available to common stockholders per weighted average common share – basic and diluted	$0.15	0.16	0.31	0.34

Funds From Operations, per common share – basic and diluted	$0.36	0.35	0.71	0.72

Weighted average number of common shares outstanding, basic	65,929	65,178	65,839	65,109

Weighted average number of common shares outstanding, diluted	65,989	65,248	65,899	65,179

EBITDA is defined as earnings (losses) from operations excluding: (1) interest expense; (2) income tax benefit or expenses; (3) depreciation and amortization expense; and (4) gains (loss) on non-operating property.  We believe EBITDA is useful to us and to an investor as a supplemental measure in evaluating our financial performance because it excludes expenses that we believe may not be indicative of our operating performance.  By excluding interest expense, EBITDA measures our financial performance regardless of how we finance our operations and capital structure.  By excluding depreciation and amortization expense, we believe we can more accurately assess the performance of our portfolio.  Because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements, it does not reflect the amount of capital needed to maintain our properties nor does it reflect trends in interest costs due to changes in interest rates or increases in borrowing.  EBITDA should be considered only as a supplement to net earnings and may be calculated differently by other equity REITs.

	Three months ended June 30, 2008	Three months ended June 30, 2007	Six months ended June 30, 2008	Six months ended June 30, 2007

Income from continuing operations	$9,672	9,299	19,180	20,881
Gain on non-operating property	(256)	-	(681)	(1,312)
Income tax benefit (expense) of taxable REIT subsidiary	163	(10)	406	424
Income (loss) from discontinued operations, excluding gains	(214)	183	(123)	294
Interest expense	10,869	12,357	22,609	23,761
Interest expense associated with discontinued operations	-	113	29	289
Interest expense associated with unconsolidated joint ventures	2,067	1,770	4,050	3,675
Depreciation and amortization	11,866	10,950	22,678	20,919
Depreciation and amortization associated with discontinued operations	4	117	43	271
Depreciation and amortization associated with unconsolidated joint ventures	2,582	2,490	5,124	4,952

EBITDA	$36,753	37,269	73,315	74,154

Total Interest Expense	$12,936	14,240	26,688	27,725

EBITDA: Interest Expense Coverage Ratio	2.8 x	2.6 x	2.7 x	2.7 x